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                                                                    EXHIBIT 99.7

              [AMERICAN BANKERS INSURANCE GROUP, INC. LETTERHEAD]

Dear Leveraged Employee Stock Ownership Plan Participant:

     As described in the accompanying Proxy Statement/Prospectus, American Bankers Insurance Group, Inc. (the "Company") has entered into a merger agreement with American International Group, Inc. ("AIG"), pursuant to which the Company's common stock will be converted, at the election of the holder, but subject to certain limitations, into $47.00 in cash, AIG common stock with a value equal to $47.00, or a combination of cash and AIG common stock with a value equal to $47.00.

     As a participant in the Company's Leveraged Employee Stock Ownership Plan (the "LESOP"), your account in the LESOP is invested in shares of the Company's common stock. You are entitled to vote these shares at the Special Meeting of Common Stockholders on March 6, 1998 or any adjournment or postponement thereof on the approval and adoption of the transactions contemplated by the merger agreement. You are urged to read carefully the accompanying Proxy Statement/Prospectus which describes the merger in detail.

     Please note that the federal income tax consequences of the merger to holders of common stock of the Company, as described more fully beginning on page 32 of the accompanying Proxy Statement/Prospectus, will not apply to the shares allocated to LESOP participants because the LESOP is a tax-qualified retirement plan.

     Not included in this package are the forms of proxy card that you will need to vote the shares you are allocated under the LESOP at the Special Meeting of Common Stockholders and the election form for making the cash/stock election. We are currently calculating the number of shares allocated to each LESOP participant. As soon as these calculations are completed to determine the number of LESOP shares for which you are entitled to vote, we will forward to you the materials that you will need to vote your shares under the LESOP at the Special Meeting and an election form for your use in making the cash/stock election. The appropriate materials will be mailed to you shortly.

                                          Sincerely,

                                          [/s/ Arthur W. Heggen]
                                          Arthur W. Heggen
                                          Secretary
January 30, 1998
Miami, Florida

                         [LETTERHEAD MEMBER COMPANIES]